Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com

Boykin Lodging Announces Third Quarter Financial Results; RevPAR Increases 8.2 Percent

Cleveland, Ohio, November 4, 2004—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the third quarter and nine months ended September 30, 2004.

Financial Highlights:

The Company’s net income attributable to common shareholders for the third quarter of 2004 totaled $4.7 million, or $0.27 per fully-diluted share, compared with the same period last year when the Company experienced a net loss of $0.2 million, or $0.01 per share.

Hotel portfolio revenue per available room (RevPAR) for the quarter increased 8.2% to $64.60 from last year’s $59.70. Occupancy increased to 67.1% from 63.0% and the average daily room rate increased 1.6% to $96.25 from $94.71.

Funds from operations attributable to common shareholders (FFO) for the third quarter totaled $4.9 million, or $0.28 per fully-diluted share, a decrease from third-quarter 2003 FFO of $7.1 million or $0.41 per share. The decrease was primarily due to a decline in the contribution from condominium development and unit sales, which declined to $1.2 million during the third quarter of 2004, versus $4.3 million in the year- earlier period.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $11.0 million, down from last year’s third quarter EBITDA of $13.6 million. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP.

Details of Third Quarter Results:

Revenues from continuing operations for the quarter ended September 30, 2004, were $59.7 million, compared with revenues of $62.5 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in condominium development and unit sales due to the completion of the Sanibel View Villas project in 2003 and the completion of the White Sand Villas project as of September 30, 2004. Revenues from continuing hotel operations were $55.8 million versus $49.5 million for the same period last year. Included in third quarter 2004 hotel revenues is the recognition of approximately $1.3 million of business interruption insurance recoveries. The recoveries relate to the Company’s two hotels located in Melbourne, Florida, which have been closed since they were damaged by Hurricane Frances in early September, and the Company’s Berkeley property which had rooms out of service in 2003 and the first half of 2004.

For the comparable properties, consisting of the 21 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure for the full third quarter of both years, RevPAR increased 6.0% to $60.24 in 2004 from $56.83 in 2003. Occupancy increased to 66.2% from 62.6% while the average daily room rate increased 0.3% to $91.06 in 2004 versus $90.83 in 2003.

Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, for the consolidated properties included in continuing operations averaged 26.0% for the third quarter of 2004, compared with 23.4% for the 2003 period. The increase is a result of increased economies associated with higher revenues, as well as the recognition of business interruption insurance recoveries.

The decline in contribution from condominium development and unit sales was a result of the sellout of the Sanibel View Villas project in the prior year and the winding up of the White Sand Villas project in 2004. As of September 30, 2004, sales of all 91 available units had closed, proceeds had been collected and the contractors had completed their obligations; therefore, all project revenues and related costs were recognized. The Company recognized a total net profit on the project of approximately $12.5 million. The Company further noted that all of the unit owners have entered into agreements to make their units available to the resort for use as hotel rooms. The Company also stated that it is continuing to market units for pre-sale in the final phase of the Pink Shell Beach Resort and Spa redevelopment, a new 43-unit condo-hotel tower named Captiva Villas. The project, which the Company expects to commence within the next twelve months, entails demolition of the existing buildings and construction of the new building.

The operating results of the five properties sold during 2003 and the four disposed through the first nine months of 2004 are reflected in the financial statements as discontinued operations for all periods presented. Additionally, the Company acquired the Radisson Suite Beach Resort on Marco Island, Florida in August 2003.

Year-to-date Results:

The Company’s net loss attributable to common shareholders for the nine months ended September 30, 2004 totaled $0.2 million versus $4.5 million for the year-earlier period. Year-to-date continuing operating revenues through September 30, 2004 totaled $172.1 million, compared with $179.2 for the nine months ended September 30, 2003.

Hotel portfolio RevPAR increased 2.5% to $61.77 from last year’s $60.24. Occupancy increased to 62.5% from 61.5% and the average daily room rate increased 1.0% to $98.89 from $97.91.

RevPAR for the comparable 21 hotels increased 0.4% to $57.18 from last year’s $56.94, as occupancy rose to 61.6% from 61.4% and the average daily rate increased slightly, to $92.81 from $92.77. During the first nine months of 2004, hotel profit margins of the consolidated properties included in continuing operations averaged 25.2%, compared with 24.8% for the previous year.

EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $26.8 million, down from last year’s EBITDA of $37.6 million. For the first nine months of 2004, FFO of $9.0 million, or $0.51 per fully diluted share, was below last year’s FFO of $16.2 million, or $0.93 per share for the same period. Included in the year-to-date 2004 net loss, EBITDA and FFO is a $4.3 million impairment charge related to one of the Company’s properties. Net of minority interest, the impairment charge approximated $3.7 million, or $0.21 per share.

Through the first nine months of 2004, the Company received approximately $3.4 million of property insurance recoveries in excess of the net book value of the assets disposed in 2003 related to the ongoing renovation at its Berkeley property. The proceeds are reflected as gain on sale/disposal of assets within the financial statements. The renovation of the property was completed in July.

Capital Structure:

At September 30, 2004, Boykin had $13.3 million of cash and cash equivalents, and total consolidated debt of $205.9 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $25.2 million at September 30, 2004. In July, the mortgage secured by the Meadowlands property was refinanced and resulted in an increase of our share of outstanding debt related to unconsolidated joint ventures of approximately $1.0 million.

The $91.1 million balance of the Company’s $108.0 million term loan was scheduled to mature in July 2004. During the second quarter the Company exercised an option to extend the maturity to July 2005.

Property Sale:

The Company also announced today that it closed on the sale of the Ramada Inn Bellevue Center, located in Bellevue, Washington, for a price of $9.8 million. The Company intends to use the net proceeds from the sale to reduce the outstanding balance on its credit facility and for general corporate purposes.

Outlook:

Based upon the current booking trends, the Company anticipates fourth-quarter RevPAR for the portfolio will be 2.0% to 4.0% above the same period last year, with full-year 2004 RevPAR 2.5% to 3.5% above 2003. Based upon these assumptions, the Company expects a net loss ranging between $0.29 and $0.25 for the fourth quarter and between $0.30 and $0.26 per share for the full year. FFO is expected to range between $0.02 and $0.06 per fully-diluted share for the fourth quarter and $0.74 and $0.78 per share for the full year, prior to the reduction for impairment.

Robert W. Boykin, Chairman and Chief Executive Officer, commented, “We are encouraged by the third quarter results and the overall trends of increasing occupancy, revenues and operating margins. The continued strengthening within the lodging industry and the economy, combined with the upgrading of our portfolio consistent with our strategy of owning upscale commercial and resort hotels in urban and beachfront markets, will be reflected in the Company’s improving results.”

The Company will hold a conference call with financial analysts to discuss third-quarter 2004 results at 2:00 p.m. Eastern Time today, November 4, 2004. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.

Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 24 hotels containing a total of 7,209 rooms located in 16 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com .

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.

The Company defines comparable properties as those that are consolidated into the Company’s financial statements and which are operated under the TRS structure for the period that is being discussed for both the current and prior year and are owned as of the last day of the most recent fiscal period.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.

Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
OPERATING DATA:
Revenues:
Hotel revenues
Rooms	$36,129	$32,705	$105,883	$96,714
Food and beverage	14,784	13,461	46,214	42,645
Other	4,870	3,297	10,874	8,885

Total hotel revenues	55,783	49,463	162,971	148,244
Lease revenue	571	501	1,257	1,175
Other operating revenue	100	79	296	231
Revenues from condominium development and unit sales	3,267	12,436	7,541	29,532

Total revenues	59,721	62,479	172,065	179,182

Expenses:
Hotel operating expenses
Rooms	9,071	8,211	26,189	24,020
Food and beverage	10,651	9,430	32,669	30,705
Other direct	2,275	2,031	6,331	5,536
Indirect	17,818	16,951	52,236	47,085
Management fees to related party	1,468	1,169	4,394	3,187
Management fees – other	13	80	49	924

Total hotel operating expenses	41,296	37,872	121,868	111,457
Property taxes, insurance and other	3,877	3,615	11,652	10,562
Cost of condominium development and unit sales	2,028	8,135	5,509	19,820
Real estate related depreciation and amortization	6,275	6,823	18,374	20,350
Corporate general and administrative	2,721	1,877	6,733	5,815
Impairment of real estate	—	—	4,300	—

Total operating expenses	56,197	58,322	168,436	168,004

Operating income	3,524	4,157	3,629	11,178

Interest income	(29)	117	140	364
Other income	—	4	8	21
Interest expense	(3,337)	(3,282)	(10,512)	(11,388)
Amortization of deferred financing costs	(335)	(290)	(1,003)	(1,689)
Minority interest in earnings of joint ventures	(41)	(34)	(80)	(74)
Minority interest in loss of operating partnership	199	219	1,649	1,378
Equity in earnings (loss) of unconsolidated joint ventures	14	(109)	(574)	(818)

Income (loss) before gain on sale/disposal of assets and discontinued operations Operations	(5)	782	(6,743)	(1,028)
Gain (loss) on sale/disposal of assets	861	(28)	3,368	348

Income (loss) before discontinued operations	856	754	(3,375)	(680)
Discontinued operations:
Operating income (loss) from discontinued operations, net of minority interest income (expense) of $315 and $(72) for the three months ended September 30, 2004 and 2003, respectively, and $249 and $167 for the nine months ended September 30, 2004 and 2003, respectively	(1,783)	405	(1,412)	(944)
Gain (loss) on sale of assets, net of minority interest income (expense) of $(1,206) and $26 for the three months ended September 30, 2004 and 2003, respectively, and $(1,445) and $(116) for the nine months ended September 30, 2004 and 2003, respectively	6,835	(148)	8,194	654

Net income (loss)	$5,908	$1,011	$3,407	$(970)

Preferred dividends	(1,188)	(1,188)	(3,563)	(3,563)

Net income (loss) attributable to common shareholders	$4,720	$(177)	$(156)	$(4,533)

FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income (loss)	$5,908	$1,011	$3,407	$(970)
Minority interest	2,852	(139)	1,746	(1,355)
(Gain) loss on sale/disposal of assets	(8,902)	202	(13,007)	(1,118)
Real estate related depreciation and amortization	6,275	6,823	18,374	20,350
Real estate related depreciation and amortization included in discontinued operations	327	1,064	2,029	3,795
Equity in (income) loss of unconsolidated joint ventures	(14)	109	574	818
FFO adjustment related to joint ventures	441	331	847	730
Preferred dividends declared	(1,188)	(1,188)	(3,563)	(3,563)

Funds from operations after preferred dividends	$5,699	$8,213	$10,407	$18,687
Less: Funds from operations related to minority interest	768	1,113	1,405	2,533

Funds from operations attributable to common shareholders	$4,931	$7,100	$9,002	$16,154

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income	$3,524	$4,157	$3,629	$11,178
Interest income	(29)	117	140	364
Other income	—	4	8	21
Real estate related depreciation and amortization	6,275	6,823	18,374	20,350
EBITDA attributable to discontinued operations	348	1,843	2,771	3,902
Company’s share of EBITDA of unconsolidated joint ventures	890	736	2,031	1,863
EBITDA attributable to joint venture minority interest	(52)	(45)	(113)	(106)

EBITDA	$10,956	$13,635	$26,840	$37,572

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
PER-SHARE DATA:
Net loss attributable to common shareholders before discontinued operations per share:
Basic	$(0.02)	$(0.03)	$(0.40)	$(0.24)
Diluted	$(0.02)	$(0.03)	$(0.40)	$(0.24)
Discontinued operations per share:
Basic	$0.29	$0.01	$0.39	$(0.02)
Diluted	$0.29	$0.01	$0.39	$(0.02)
Net income (loss) attributable to common shareholders per share (a):
Basic	$0.27	$(0.01)	$(0.01)	$(0.26)
Diluted	$0.27	$(0.01)	$(0.01)	$(0.26)
FFO attributable to common shareholders per share:
Basic	$0.28	$0.41	$0.52	$0.93
Diluted	$0.28	$0.41	$0.51	$0.93
Weighted average common shares outstanding — Basic	17,446,739	17,344,380	17,418,448	17,333,521
Effect of dilutive securities:
Common stock options	19,098	12,531	26,616	14,068
Restricted share grants	63,287	87,673	70,338	89,921

Weighted average common shares outstanding — Diluted	17,529,124	17,444,584	17,515,402	17,437,510

(a)	per share amounts may not add due to rounding

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
HOTEL STATISTICS:
All Hotels (25 hotels) (a)(b)
Hotel revenues	$64,091	$58,467	$184,490	$177,311
RevPAR	$64.60	$59.70	$61.77	$60.24
Occupancy	67.1%	63.0%	62.5%	61.5%
Average daily rate	$96.25	$94.71	$98.89	$97.91
Comparable Hotels (21 hotels)(c)
Hotel revenues	$53,253	$49,016	$152,116	$147,815
RevPAR	$60.24	$56.83	$57.18	$56.94
Occupancy	66.2%	62.6%	61.6%	61.4%
Average daily rate	$91.06	$90.83	$92.81	$92.77

(a)	Includes all hotels owned or partially owned by Boykin as of September 30, 2004. Rooms out of service at the two Melbourne hotels and the Captiva and Useppa buildings at the Pink Shell Beach Resort and Spa as a result of hurricanes have been excluded from the available room count since the date that the related hurricane closed each facility.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes all consolidated hotels operated under the TRS structure for all periods presented and owned or partially owned by Boykin as of September 30, 2004. Rooms out of service at the two Melbourne hotels and the Captiva and Useppa buildings at the Pink Shell Beach Resort and Spa as a result of hurricanes have been excluded from the available room count since the date that the related hurricane closed each facility.

	September 30,	December 31,
	2004	2003
SELECTED BALANCE SHEET INFORMATION:
Assets
Investment in hotel properties	$552,588	$552,155
Accumulated depreciation	(127,852)	(128,340)

Investment in hotel properties, net	424,736	423,815
Cash and cash equivalents including restricted cash	26,816	29,378
Accounts receivable, net	11,448	40,270
Investment in unconsolidated joint ventures	14,622	16,158
Other assets	14,619	12,904
Assets of discontinued operations, net	—	68,767

Total Assets	$492,241	$591,292

Liabilities and Shareholders’ Equity
Outstanding debt	$205,920	$282,019
Accounts payable and accrued expenses	41,935	45,818
Deferred lease revenue	439	—
Minority interest in joint ventures	934	1,177
Minority interest in operating partnership	11,042	11,495
Liabilities related to discontinued operations	—	19,242
Shareholders’ equity	231,971	231,541

Total Liabilities and Shareholders’ Equity	$492,241	$591,292